EXHIBIT 99.1
[GRAPHIC OMITED]


FOR IMMEDIATE RELEASE
---------------------


                   ELECTRONIC CLEARING HOUSE (ECHO) ANNOUNCES
                         FOURTH QUARTER FY 2004 RESULTS

                - ANNUAL REVENUE INCREASES 17% TO $47.6 MILLION
              - ANNUAL OPERATING INCOME RISES 43% TO $3.5 MILLION

CAMARILLO, CALIF., DECEMBER 21, 2004 - Electronic Clearing House, Inc. (Nasdaq:ECHO), a leading provider of electronic payment and transaction processing services, today reported financial and operating results for the three months and fiscal year ended September 30, 2004.

FISCAL  YEAR  2004  HIGHLIGHTS:

     -    Total revenue increased 17.1% to $47.6 million
     -    Check-related revenue advanced by 39.4% to $11.4 million
     -    Bankcard  and  transaction  processing  revenue  rose  11.5%  to $36.2 million
     -    ACH transactions processed jumped 128.4% to 25.8 million transactions
     - Gross margin from processing and transaction revenue improved to 37.4% from 33.9%
     - Operating income grew to $3.5 million, up 42.6% from $2.4 million in FY 2003
     - Diluted earnings per share before cumulative effect of accounting change increased to $0.41 from $0.22 per share

"We are pleased to end the year with robust revenue growth and enhanced profitability, which continue to be energized by sustained organic growth in our bankcard processing business and the increasing contribution of our higher margin check services to our overall results," said Joel Barry, Chairman and CEO of ECHO.

"To support sustained expansion in these segments, we are implementing an aggressive marketing campaign in San Diego, California, that will actively promote our MerchantAmerica service to local merchants via direct mail, radio and television advertisements. We have also set up a free, on-line directory for San Diego merchants (http://sandiego.merchantamerica.com/directory), which will give us an unprecedented, direct relationship with merchants that is truly unique to our industry."

"In the fourth quarter, we saw further traction in our Visa POS Check program. We are currently working with over 90% of the Visa member banks that have signed up to participate in this Visa program. One of the Visa acquiring banks, using us as its third-party processor, rolled out this program to a national clothing retailer in June 2003, and following the bank's negotiations with this retailer, the bank has advised us that this relationship has been extended through 2005. We believe that the Visa program will continue to enlist national merchants that will utilize our check services and provide us with numerous opportunities to develop strategic relationships with the banks who have chosen us to be their third-party processor and acquirer processor under the Visa program," said Mr. Barry.

Total revenue for the fourth quarter of fiscal 2004 reached a record $12,311,000, an increase of 12.0%, as compared to $10,990,000 in the prior year quarter. The increase is primarily attributable to 7.0% growth in the bankcard and transaction processing revenue and 29.4% growth in check services revenues. This growth occurred organically from our existing merchants and from the implementation of new marketing initiatives during the quarter, as well as from our continued participation in the Visa POS Check program.

Operating income was $656,000 in the fourth quarter of 2004, as compared to $869,000 in the year-ago quarter. This decrease is primarily attributable to a $300,000 litigation accrual during the fourth quarter.

The Company reported net income of $403,000, or $0.06 per share on a fully diluted basis, in the fourth quarter of fiscal 2004, versus $518,000, or $0.08 per share in the fourth quarter of fiscal 2003, before any adjustment for the cumulative effect of an accounting change.

For the fiscal year ended September 30, 2004, the Company earned $0.41 per fully diluted share on revenue of $47,584,000. This compares to a loss of $0.56 per fully diluted share on revenue of $40,636,000 for the fiscal year ended
September 30, 2003. Excluding the cumulative effect of an accounting change, the Company earned $0.22 per share in fiscal 2003.

Bankcard processing and transaction revenue increased 7.0% to $9,112,000 in the fourth quarter of fiscal 2004 from $8,517,000 in the prior year quarter. This increase was primarily attributable to the Company's continuous organic growth in bankcard processing volume from existing merchants and new merchants generated as a result of other marketing programs.

Check-related revenues increased 29.4% to $3,199,000 for the three months ended September 30, 2004, compared with $2,473,000 in the prior year quarter. This was primarily due to ongoing growth in ACH processing revenue, which increased as a result of a 17.2% increase in total ACH transactions processed and an increase of check conversion revenue as a result of growing acceptance of ECHO's Visa POS Check Service program.

Gross margin from processing and transaction services remained constant at 37.3% in the fourth quarter of 2004 from 37.2% in the year-ago quarter. However, gross margin for the full fiscal year improved from 33.9% in fiscal 2003 to 37.4% in fiscal 2004. This improvement in gross margin was primarily due to: 1) higher-margin check-related revenue which made up 24.0% of the total revenue in fiscal 2004, as compared to 20.2% of the total revenue in fiscal 2003; 2) a rate adjustment which was applied to a broad base of bankcard merchants during fiscal 2004 to offset increases in direct bankcard processing expenses; and 3) continuing low chargeback losses.

Other operating costs increased 18.5%, from $4,373,000 in fiscal 2003 to $5,182,000 in fiscal 2004, primarily due to increases in the volume of transactions processed. For the three months ended September 30, 2004, other operating costs decreased 3.4% from $1,324,000 in prior year quarter to $1,279,000 in the current year quarter. Research and development expenses remained relatively constant, from $1,464,000 in fiscal 2003 to $1,465,000 in fiscal 2004. Almost all of our major development projects were in the coding and testing phases in fiscal 2004. Several major development projects should be completed during fiscal year 2005. However, given the rapid changes in technology occurring in this industry, we plan to continue to invest in product developments in both the bankcard processing business segment and the check-related products segment in order to remain competitive in these financial services markets.

Selling, general and administrative (SG&A) expenses increased 37.3% from $5,714,000 in fiscal 2003 to $7,846,000 in fiscal 2004. This increase was primarily attributable to: 1) greater personnel costs due to cost of living adjustments and greater employee benefits costs, such as health insurance and worker's compensation insurance; 2) growth in sales and marketing expenses to implement our sales and marketing strategies; 3) increased legal and professional expenses to defend several lawsuits; 4) an increase in rent expense due to our new corporate relocation in October 2003; and 5) the Company recorded a $300,000 litigation accrual related to an ordinary course contract dispute with one of its independent sales organizations. The dispute is subject to binding arbitration, the award from which is expected between the end of calendar 2004 and the beginning of calendar 2005. The accrual represents management's good faith evaluation after consultation with its legal counsel. As a percentage of total revenue, SG&A expenses increased from 14.1% in fiscal 2003 to 16.5% in fiscal 2004.

During fiscal 2004, the Company sold a building, which formerly held the Company's corporate offices. The gain on the sale of the building was $1,319,000 on a pre-tax basis.

The Company generated $5,325,000 of cash from operating activities for the fiscal year ended September 30, 2004, as compared to $4,549,000 in the same period last year. The upsurge in cash flow from operations is primarily attributable to a significant increase in net income for fiscal year 2004, as compared to the prior year.

Mr. Barry emphasized that, "ECHO's balance sheet remains strong, with $7,576,000 in cash and cash equivalents, $8,004,000 in working capital, only $704,000 in long-term debt, and $16,240,000 in stockholders' equity as of September 30, 2004. The balance of the merchant settlement deposits was increased to $18,282,000 at September 30, 2004, as compared to $2,733,000 at September 30, 2003, as a result of the increase in our ACH activities during this fiscal year. We have classified this balance as a separate line item on the balance sheet instead of combining it with cash and cash equivalents as we have done in the prior periods. Our current financial position provides us with the resources for continued organic growth in our core bankcard processing business, and the ability to implement key marketing initiatives in our check services business to support continued growth in fiscal year 2005."

BUSINESS  OUTLOOK

"Looking ahead to fiscal 2005, we anticipate continued growth in our check services program and bankcard and transaction processing services. We are also optimistic that we will have double-digit revenue growth and stronger gross margin performance," stated Mr. Barry.

CONFERENCE  CALL

The Company will host a conference call at 1:30 p.m. PST (4:30 p.m. EST) today to discuss fourth quarter and year-end results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of ECHO's website at www.echo-inc.com.
----------------

ABOUT ELECTRONIC CLEARING HOUSE, INC. (ECHO)
Electronic Clearing House, Inc. provides a complete solution to the payment processing needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, and check collection.

FOR MORE INFORMATION ABOUT ECHO, PLEASE VISIT WWW.ECHO-INC.COM.
                                              ----------------

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Examples of forward-looking statements in this press release include, but are not limited to, statements related to continued organic growth in the Company's core bankcard processing business, and the ability to implement key marketing initiatives in the Company's check services business, as well as the Company's belief that its check services program and continued results in bankcard and transaction processing will drive continued double digit revenue growth and improving gross margins. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in demand for the Company's products and services, the introduction of new products and services, the Company's ability to maintain customer and strategic business relationships, technological advancements, impact of competitive products and services and pricing, results of marketing campaigns, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.


                           - FINANCIAL TABLES FOLLOW -

                                 ELECTRONIC CLEARING HOUSE, INC.
                                  CONSOLIDATED BALANCE SHEETS
                                  ---------------------------

                                                                              September 30,
                                                                       ---------------------------
                                                                           2004          2003
                                                                       ------------  -------------
                              ASSETS
                              ------
Current assets:
  Cash and cash equivalents                                            $ 7,576,000   $  2,908,000
  Restricted cash                                                        1,024,000        977,000
  Settlement deposits                                                   18,282,000      2,733,000
  Settlement receivables less allowance of $22,000 and $21,000             451,000        696,000
  Accounts receivable less allowance of $111,000 and $71,000             1,943,000      1,939,000
  Prepaid expenses and other assets                                        368,000        307,000
  Deferred tax asset                                                       279,000         86,000
                                                                       ------------  -------------

Total current assets                                                    29,923,000      9,646,000

Noncurrent assets:
  Property and equipment, net                                            2,293,000      2,928,000
  Software, net                                                          6,844,000      4,445,000
  Deferred tax asset                                                           -0-      1,256,000
  Other assets less accumulated amortization of $284,000 and $305,000      368,000        500,000
                                                                       ------------  -------------

      Total assets                                                     $39,428,000   $ 18,775,000
                                                                       ============  =============

               LIABILITIES AND STOCKHOLDERS' EQUITY
               ------------------------------------

Current liabilities:
  Short-term borrowings and current portion of
   long-term debt                                                      $   878,000   $    901,000
  Accounts payable                                                         305,000        779,000
  Settlement payable                                                    18,733,000      3,429,000
  Accrued expenses                                                       2,003,000      1,336,000
                                                                       ------------  -------------

Total current liabilities                                               21,919,000      6,445,000

Noncurrent liabilities:
  Long-term debt                                                           704,000      1,961,000
  Deferred tax liability                                                   565,000            -0-
                                                                       ------------  -------------

      Total liabilities                                                 23,188,000      8,406,000
                                                                       ------------  -------------

Commitments and contingencies

Stockholders' equity:
  Common stock, $.01 par value, 36,000,000 shares authorized;
   6,451,331 and 5,920,174 shares issued; 6,413,062 and 5,881,905
   shares outstanding                                                       64,000         59,000
Additional paid-in capital                                              24,658,000     21,641,000
Accumulated deficit                                                     (8,016,000)   (10,865,000)
Less treasury stock at cost, 38,269 and 38,269 common shares              (466,000)      (466,000)
                                                                       ------------  -------------

      Total stockholders' equity                                        16,240,000     10,369,000
                                                                       ------------  -------------

      Total liabilities and stockholders' equity                       $39,428,000   $ 18,775,000
                                                                       ============  =============

                                           ELECTRONIC CLEARING HOUSE, INC.
                                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                        -------------------------------------



                                                                     Three Months                Twelve Months
                                                                  Ended September 30          Ended September 30,
                                                              --------------------------  --------------------------
                                                                  2004          2003          2004          2003
                                                              ------------  ------------  ------------  ------------
REVENUES:                                                     $12,311,000   $10,990,000   $47,584,000   $40,636,000
COSTS AND EXPENSES:
    Processing and transaction expense                          7,689,000     6,851,000    29,634,000    26,660,000
    Other operating costs                                       1,279,000     1,324,000     5,182,000     4,373,000
    Research and development expense                              375,000       363,000     1,465,000     1,464,000
    Selling, general and administrative expenses                2,312,000     1,583,000     7,846,000     5,714,000
                                                              ------------  ------------  ------------  ------------

                                                               11,655,000    10,121,000    44,127,000    38,211,000
                                                              ------------  ------------  ------------  ------------

Income from operations                                            656,000       869,000     3,457,000     2,425,000

Interest income                                                    22,000         7,000        71,000        28,000
Interest expense                                                  (29,000)      (50,000)     (175,000)     (200,000)
Gain on sale of assets                                                -0-           -0-     1,319,000           -0-
                                                              ------------  ------------  ------------  ------------

Income before provision for income tax
and cumulative effect of an accounting change                     649,000       826,000     4,672,000     2,253,000

Provision for income taxes                                       (246,000)     (308,000)   (1,823,000)     (925,000)
                                                              ------------  ------------  ------------  ------------

Income  before cumulative effect of an accounting change          403,000       518,000     2,849,000     1,328,000

Cumulative effect of an accounting change to adopt SFAS 142           -0-           -0-           -0-    (4,707,000)
                                                              ------------  ------------  ------------  ------------

Net earnings (loss)                                           $   403,000   $   518,000   $ 2,849,000   $(3,379,000)
                                                              ============  ============  ============  ============

Basic net earnings (loss) per share
    Before cumulative effect of accounting change             $      0.06   $      0.09   $      0.45   $      0.23
    Cumulative effect of accounting change                            -0-           -0-           -0-         (0.81)
                                                              ------------  ------------  ------------  ------------
    Basic net earnings (loss) per share                       $      0.06   $      0.09   $      0.45   $     (0.58)
                                                              ============  ============  ============  ============

Diluted net earnings (loss) per share
    Before cumulative effect of accounting change             $      0.06   $      0.08   $      0.41   $      0.22
    Cumulative effect of accounting change                            -0-           -0-           -0-         (0.78)
                                                              ------------  ------------  ------------  ------------
    Diluted net earnings (loss) per share                     $      0.06   $      0.08   $      0.41   $     (0.56)
                                                              ============  ============  ============  ============

                                   ELECTRONIC CLEARING HOUSE, INC.
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                -------------------------------------

                                                                     Year ended September 30,
                                                           -----------------------------------------
                                                               2004           2003          2002
                                                           -------------  ------------  ------------
Cash flows from operating activities:
  Net income (loss)                                        $  2,849,000   $(3,379,000)  $(2,376,000)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
  Gain (loss) on sale of assets                              (1,319,000)       16,000           -0-
  Cumulative effect of an accounting change                         -0-     4,707,000           -0-
  Depreciation                                                  634,000       512,000       480,000
  Amortization of software                                    1,350,000     1,081,000       697,000
  Amortization of goodwill                                          -0-           -0-       489,000
  Provisions for losses on accounts and notes receivable         92,000        67,000       302,000
  Provision for obsolete inventory                               46,000       110,000       300,000
  Write-down of real estate                                         -0-        55,000       100,000
  Fair value of stock issued in connection
   with director's compensation                                     -0-        21,000        45,000
  Deferred income taxes                                       1,628,000       942,000    (1,375,000)
  Stock option compensation                                      33,000        28,000           -0-
  Tax benefit from stock exercise                                75,000           -0-           -0-
  Legal settlement                                                  -0-           -0-     1,300,000
Changes in assets and liabilities:
  Restricted cash                                               (47,000)      (71,000)      504,000
  Settlement deposits                                       (15,549,000)   (2,133,000)      (21,000)
  Accounts receivable                                           (95,000)     (389,000)     (162,000)
  Settlement receivable                                         244,000      (569,000)     (106,000)
  Accounts payable                                             (474,000)      578,000        66,000
  Settlement payable                                         15,304,000     2,700,000       111,000
  Accrued expenses                                              661,000       349,000      (376,000)
  Prepaid expenses                                             (107,000)      (76,000)       63,000
                                                           -------------  ------------  ------------
  Net cash provided by operating activities                   5,325,000     4,549,000        41,000
                                                           -------------  ------------  ------------

Cash flows from investing activities:

  Other assets                                                  141,000       (51,000)      (81,000)

  Purchase of equipment                                        (744,000)     (664,000)     (253,000)

  Purchased and capitalized software                         (3,534,000)   (2,627,000)   (1,501,000)

  Proceeds from sale of asset                                 2,233,000        71,000           -0-
                                                           -------------  ------------  ------------


  Net cash used in investing activities                      (1,904,000)   (3,271,000)   (1,835,000)
                                                           -------------  ------------  ------------


Cash flows from financing activities:
  Proceeds from issuance of notes payable                       811,000       292,000           -0-
  Repayment of notes payable                                 (1,916,000)     (177,000)     (151,000)
  Repayment of capitalized leases                              (562,000)     (452,000)     (215,000)
  Proceeds from sales and leaseback of equipment                    -0-           -0-       390,000
  Proceeds from private placement                             2,693,000           -0-           -0-
  Proceeds from exercise of stock options                       221,000       158,000        11,000
                                                           -------------  ------------  ------------
    Net cash provided by (used in) financing activities       1,247,000      (179,000)       35,000
                                                           -------------  ------------  ------------


Net increase (decrease) in cash                               4,668,000     1,099,000    (1,759,000)
Cash and cash equivalents at beginning of period              2,908,000     1,809,000     3,568,000
                                                           -------------  ------------  ------------
Cash and cash equivalents at end of period                 $  7,576,000   $ 2,908,000   $ 1,809,000
                                                           =============  ============  ============


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                             #          #          #


CONTACT:
-------
Donna Rehman, Corporate Secretary            Crocker Coulson, President
(800) 262-3246, ext. 8533                    CCG Investor Relations
Electronic Clearing House, Inc.              818-789-0100
  Camarillo, CA                              E-MAIL: crocker.coulson@ccgir.com
                                                     -------------------------
URL:  www.echo-inc.com
      ----------------
E-MAIL:corp@echo-inc.com
       -----------------


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